EXHIBIT 99.1

                    TRITON ENERGY LIMITED AND SUBSIDIARIES
          COMPUTATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT RATIOS)
                                 (UNAUDITED)


The computation of pro forma ratio of earnings to fixed charges has been prepared assuming the consumation on January 1, 1996, of (i) the issuance, on a joint and several basis, by Triton Energy Limited and Triton Energy Corporation (the "Issuers") of $200 million face amount of 8 3/4% Senior Notes due 2002, at 99.942% of the principal amount (resulting in $199.9 million aggregate net proceeds to the Issuers), and $200 million face amount of 9 1/4% Senior Notes due 2005 at 100% of the principal amount (resulting in $200 million aggregate net proceeds to the Issuers), and (ii) the application of the net proceeds therefrom after deducting expenses payable by the Issuers estimated at $.3 million, to redeem and/or repurchase 100% of Triton Energy Corporation's Senior Subordinated Discount Notes due 1997 and 9 3/4% Senior Subordinated Discount Notes due 2000, and to repay other indebtedness.




                                                                                         PRO FORMA
                                                  YEAR ENDED           PRO FORMA         YEAR ENDED
                                                  DECEMBER 31, 1996    ADJUSTMENTS (3)   DECEMBER 31, 1996
                                                  -------------------  ----------------  -------------------

Fixed charges                                     $           43,884   $        (3,987)  $           39,897
                                                  -------------------  ----------------  -------------------

Earnings:
  Earnings from continuing operations
     before income taxes and extraordinary item   $           20,945   $         3,987   $           24,932
  Fixed charges, above                                        43,884            (3,987)              39,897
  Less interest capitalized                                  (27,102)              ---              (27,102)
  Plus undistributed earnings of affiliates                     (118)              ---                 (118)
                                                  -------------------  ----------------  -------------------
                                                  $           37,609   $           ---   $           37,609
                                                  -------------------  ----------------  -------------------

RATIO OF EARNINGS TO FIXED CHARGES (1)(2)                        0.9                                    0.9
                                                  -------------------                    -------------------






(1) Earnings were inadequate to cover fixed charges for the year ended December 31, 1996 by $6.3 million. Pro forma earnings were inadequate to cover pro forma fixed charges for the year ended December 31, 1996 by $2.3 million.

(2) Earnings reflect nonrecurring writedowns and loss provisions of $46.2 million and nonrecurring gains from the sale of assets and other gains of $22.2 million for the year ended December 31, 1996. The ratios of earnings to fixed charges and pro forma earnings to fixed charges, if adjusted to remove nonrecurring items, would have been 1.4 and 1.5, respectively.

(3) Pro forma adjustments are made to reflect the reduction in interest expense and the related increase in earnings from continuing operations before income taxes and extraordinary item resulting from the application of net proceeds from the issuance of $400 million aggregate face value of senior indebtedness to redeem and/or repay the 1997 Notes and the 9 3/4% Notes and to use remaining proceeds to repay other indebtedness.